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                                                                    Exhibit 11.1

                        DNX CORPORATION AND SUBSIDIARIES
             STATEMENT RE: COMPUTATION OF EARNINGS (LOSS) PER SHARE
                   Three months ended March 31, 1996 and 1995
                    (in thousands expect per share amounts)
                                  (unaudited)



                                                                      Three months ended March 31,
                                                                        1996                     1995
                                                                        ----                     ----
Net income (loss)                                                   $     18                   (1,407)
                                                                      -------                  -------



Weighted average shares:
    Common stock                                                       8,614                    8,456
    Warrants and options*                                                213                      332
    Common stock equivalents                                             315                        -
                                                                      ------                   -------
           Total weighted average shares                               9,142                    8,788
                                                                      ------                   -------

Earnings (loss) per common and common equivalent share              $   0.00                    (0.16)
                                                                      =======                  =======



* Although the effect of inclusion of stock options and warrants is anti-dilutive, such securities have been reflected in weighted average shares from the beginning of the earliest period presented in accordance with Staff Accounting Bulletin (Topic 4-D).